================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 August 16, 2005

                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)

              Delaware              1-14064                  11-2408943
 (State or other jurisdiction   (Commission File   (IRS Employer Identification
         of incorporation)          Number)                      No.)

767 Fifth Avenue, New York, New York                                   10153
(Address of principal executive offices)                             (Zip Code)

               Registrant's telephone number, including area code
                                  212-572-4200

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
================================================================================

ITEM  2.02  Results of Operations and Financial Condition.

On August 16, 2005, The Estee Lauder Companies Inc. (the "Company") issued a press release announcing its fiscal 2005 full year and fourth quarter results and its estimated fiscal 2006 first half and full year results. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM  9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.        Description
-----------        -----------

  99.1             Press release dated August 16, 2005 of The Estee Lauder
                   Companies Inc.


                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 THE ESTEE LAUDER COMPANIES INC.

 Date: August 16, 2005                            By: /s/RICHARD W. KUNES
                                                     ----------------------

                                                         Richard W. Kunes
                                                      Executive Vice President
                                                     and Chief Financial Officer
                                                      (Principal Financial and
                                                         Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.           Description
-----------           -----------

  99.1                Press release dated August 16, 2005 of The Estee Lauder
                      Companies Inc.

                                                                    EXHIBIT 99.1
THE                                                                         News
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384


 767 Fifth Avenue                                               Media Relations:
 New York, NY  10153                                               Sally Susman
                                                                  (212) 572-4430
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

          Estee Lauder Companies Reports 9% Full Year Net Sales Growth

      EPS From Continuing Operations, Before Special Tax Charge, Up 17% to
             $1.90 for Full Year; Up 36% to $.42 for Fourth Quarter

                    Company Provides Fiscal 2006 Expectations


New York, NY, August 16, 2005 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its fiscal year ended June 30, 2005 of $6.34 billion, a 9% increase over the $5.79 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 7% for the year.

For the full fiscal year 2005, the Company reported net earnings from continuing operations of $406.1 million, up 8% from $375.4 million last year. Diluted earnings per common share from continuing operations for the year rose 10% to $1.78 from $1.62 reported in the prior year. Fiscal year 2005 results included a special tax charge related to the Company's intention to repatriate, in fiscal 2006, $500 million of extraordinary intercompany dividends under the provisions of The American Jobs Creation Act of 2004 (the "AJCA"). This action resulted in an incremental tax charge, recorded in the fourth quarter, of $27.5 million, or $.12 per diluted share. Excluding the special tax charge, net earnings from continuing operations for fiscal year 2005 increased 16% to $433.6 million, and diluted earnings per share from continuing operations increased 17% to $1.90. A reconciliation between GAAP and non-GAAP financial measures for fiscal 2005 can be found on page 8 of this press release.

Net earnings and diluted earnings per share for the year increased 19% and 20%, respectively, compared with the prior year, including discontinued operations.

William P. Lauder, President and Chief Executive Officer, said, "This year we achieved yet another significant milestone by ending the year with sales well over the six billion dollar mark. The strong local currency sales growth we turned in translated into significant bottom line growth, demonstrating our ability to follow through on our commitment to create value for our stockholders. We will continue to manage our Company with that commitment foremost in our minds."

"We are optimistic about the coming year, and we see opportunities to expand our global leadership in prestige beauty. Launches across product categories and regions augur well for us not only in the coming fiscal year but in future years as well, enabling us to optimize the strength of our brand portfolio and leverage our global distribution capabilities."

Fourth Quarter Results
----------------------

Net sales for the quarter ended June 30, 2005, increased 10% to $1.54 billion, compared with $1.40 billion in the fourth quarter of fiscal 2004. Excluding the impact of foreign currency translation, net sales increased 8% in the fourth quarter. On a reported basis, net sales in the quarter in skin care and makeup increased 10% and 11%, respectively. Fragrance sales rose 9%, while hair care was up 2%. Net sales increased in each geographic region, with 13% growth in Europe, the Middle East & Africa, 9% in the Americas and 6% growth in Asia/Pacific. In constant currency, net sales increased in each major product category and geographic region. The Company reported net earnings from continuing operations for the fourth quarter of fiscal year 2005 of $66.6 million versus $71.3 million in the same prior-year period. Diluted earnings per common share from continuing operations for the three months ended June 30, 2005, including the special tax charge related to the AJCA, was $.30 compared with $.31 reported in the same prior-year period. Excluding the special tax charge in the three months ended June 30, 2005, net earnings from continuing operations rose 32% to $94.1 million and diluted earnings per share from continuing operations increased 36% to $.42.

Net earnings and diluted earnings per share for the current-year quarter decreased 6% and 3%, respectively, compared with the prior year, including discontinued operations. Such decreases were due to the special tax charge related to the AJCA.

Full-Year Results by Product Category
-------------------------------------

Net sales of skin care products for the year increased 10% to $2.35 billion on a reported basis and rose 7% in local currencies. The higher sales reflected recent launches from Estee Lauder of Future Perfect Anti-Wrinkle Radiance Creme SPF 15 and new products in the Re-Nutriv line and Perfectionist line, such as Perfectionist [CP+]. Strong sales by Clinique of Superdefense Triple Action Moisturizers SPF 25, certain Repairwear products and the 3-Step Skin Care System, and The Lifting Face Serum & The Lifting Intensifier from La Mer also contributed to growth. The inclusion of the Company's new American Beauty and Good Skin(TM) brands added incremental sales to the skin care category. This increase was partially offset by lower sales of certain existing products.

Makeup net sales for the year rose 13% to $2.42 billion on a reported basis and increased 11% in local currencies. Solid growth was generated from the combined sales of the Company's makeup artist brands, as well as from Superbalanced Compact Makeup SPF 20 and Colour Surge Eye Shadow from Clinique. New products such as Lash XL Maximum Length Mascara, Tender Blush, Pure Pops Brush-on Color and AeroMatte Ultralucent Pressed Powder from Estee Lauder contributed to the sales increase. The makeup category also benefited from the inclusion of the

Company's new American Beauty and Flirt! brands. Lower sales of certain existing products partially offset these positive results.

Fragrance sales increased 3% to $1.26 billion on a reported basis and increased slightly in local currencies compared to the prior year. Fragrance sales benefited from the current-year launches of DKNY Be Delicious and DKNY Be Delicious Men, True Star from Tommy Hilfiger, Lauder Beyond Paradise Men and Happy To Be from Clinique. These increases were partially offset by lower sales of certain Tommy Hilfiger fragrances, Estee Lauder Beyond Paradise, Aramis Life and Clinique Simply.

Sales of hair care products and services for the year rose 10% to $273.9 million on a reported basis and increased 9% in local currencies, due primarily to higher sales at Aveda and Bumble and bumble. Aveda net sales growth was due to recent product launches such as Pure Abundance and the Damage Remedy line of products and ongoing demand for professional color products. Higher sales at Bumble and bumble were due to growth in existing and new points of distribution, as well as the success of existing and new products, such as its hair and scalp treatment line and Creme de Coco shampoo and conditioner.

Operating income improved in skin care, makeup and fragrance due to the net sales growth. Hair care operating income decreased reflecting an increase in operating expenses related to the growth of the business in the U.S., as well as the opening of new points of distribution in Korea and Japan, partially offset by increased sales.

Full-Year Results by Geographic Region
--------------------------------------

In the Americas, net sales for the year increased 7% to $3.38 billion. The increase was due to strong sales from the Company's makeup artist and hair care brands, higher sales from the Company's Aramis and Designer Fragrances business, the inclusion of sales of BeautyBank products, and higher results in Canada, which offset challenges among certain core brands and prior-year launches. All major product categories in this region had sales growth. Operating income in the Americas increased primarily due to higher sales resulting from an overall improvement in the retail environment, strong product launches and growth from newer brands.

In Europe, the Middle East & Africa, net sales increased 13% from the prior year to $2.12 billion, and rose 7% in local currency. The Company's travel retail business continued its strong recovery in the current year compared with the prior year. In constant currency, the Company experienced sales growth in most countries, led by travel retail, the United Kingdom, Spain and Portugal, partially offset by lower sales in France, Italy and Germany. Operating profitability increased reflecting higher operating income in the Company's travel retail business, Spain, the United Kingdom and Switzerland, partially offset by lower results in France and Russia.

Asia/Pacific net sales grew 8% over the prior year to $835.5 million. On a local currency basis, this region's net sales rose 4% led by strong growth in China, Hong Kong and Taiwan. These increases were partially offset by lower sales in Japan and Korea. Operating profit in the region increased reflecting higher results primarily in Hong Kong, Taiwan, Thailand and Japan, while lower results were reported in Korea and China.

Full-Year Cash Flow
-------------------

For the twelve months ended June 30, 2005, the Company generated $479.2 million in cash flow from operating activities compared with $675.4 million in the prior-year period. The reduction primarily resulted from decreases in deferred taxes and higher net earnings from continuing operations being more than offset by increases in certain working capital components, including significant deferred compensation and supplemental pension payments. Increased inventory was primarily due to sales growth and the building of safety stock in the Company's new distribution center in Europe, as well as to support sales building activities. Accounts receivable increased as a result of sales growth, reflecting growth in international markets and customers, which generally carry longer payment terms, as well as the timing of receipts of customer payments. Operating cash flow was utilized primarily for capital investments, the repurchase of shares of the Company's Class A Common Stock and dividend payments.

Estimate of Fiscal 2006 First Half and Full Year
------------------------------------------------

Effective July 1, 2005, the Company adopted the new accounting rule requiring the expensing of stock based compensation. In accordance with the rule, prior year results have not been restated. Net earnings guidance for the fiscal 2006 first half and full year includes a charge of $.10 and slightly more than $.14 per diluted common share, respectively, to reflect the costs associated with the expensing of stock options.

Full fiscal year 2006 guidance includes an estimated impact of potential store closures and or business disruptions related to the pending merger of Federated Department Stores, Inc. and The May Department Stores Company. The Company believes this action may begin late in fiscal 2006, resulting in an estimated impact to reported earnings per share of two to three cents.

Net sales for the first half of fiscal 2006 are expected to grow between 7% and 8% in dollars, including a benefit of approximately 50 basis points due to foreign currency exchange, versus the first half of fiscal 2005. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by the Americas and Asia/Pacific. On a product category basis, in constant currency, hair care and makeup are expected to be the leading growth categories, followed by skin care, while fragrance is expected to decline slightly. The Company expects diluted earnings per share for the first half to be essentially flat, including the $.10 impact from expensing stock options.

For fiscal 2006 the Company's reported net sales are expected to grow between 5.5% and 6.5% versus fiscal 2005, with essentially no foreign currency translation impact. At the same time the Company expects to achieve diluted earnings per share of between $1.95 and $2.00 for the fiscal 2006 year, which includes the above mentioned $.17 per share impact from expensing stock options as well as the potential impact of the pending Federated Department Stores, Inc. and The May Department Stores Company merger. Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by the Americas and Europe, the Middle East & Africa. On a product category basis, in constant currency, hair care and makeup are expected to be the leading sales growth categories, followed by skin care and fragrance.

Forward-Looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "believe," "should" and "expect," those in Mr. Lauder's remarks and those in the "Estimate of Fiscal 2006 First Half and Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local conditions that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers or suppliers, the Company's operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company's other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire or develop new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom;
     (14) consequences attributable to the events that are currently taking place in the Middle East, including further attacks, retaliation and the threat of further attacks or retaliation; and
     (15) the impact of repatriating, or planning to repatriate, certain of the Company's foreign earnings to the United States in connection with The American Jobs Creation Act of 2004.

     The Company assumes no responsibility to update forward-looking statements made herein or otherwise.


The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good Skin(TM), Donald Trump The Fragrance and Grassroots.

An electronic version of this release can be found at the Company's website, www.elcompanies.com.
-------------------

                                - Tables Follow -



                                                        THE ESTEE LAUDER COMPANIES INC.
                                                        SUMMARY OF CONSOLIDATED RESULTS
                                                (Unaudited; In millions, except per share data)

                                                               Three Months Ended                  Year Ended
                                                                     June 30         Percent         June 30          Percent
                                                               -------------------   Change    -------------------    Change
                                                                                     ------                           ------
                                                                 2005       2004                 2005       2004
                                                               --------   --------             --------   --------

Net Sales.................................................     $1,543.7   $1,403.1   10.0%     $6,336.3   $5,790.4     9.4%

Cost of sales.............................................        371.6      340.9              1,617.4    1,476.3
                                                               --------   --------             --------   --------
Gross Profit..............................................      1,172.1    1,062.2   10.3%      4,718.9    4,314.1     9.4%
                                                               --------   --------             --------   --------
       Gross Margin.......................................         75.9%      75.7%                74.5%      74.5%

Operating expenses:
   Selling, general and administrative....................      1,013.7      934.6              3,998.3    3,651.3
   Related party royalties................................            -        1.9                    -       18.8
                                                               --------   --------             --------   --------
                                                                1,013.7      936.5    8.2%      3,998.3    3,670.1     8.9%
                                                               --------   --------             --------   --------
       Operating Expense Margin...........................         65.7%      66.7%                63.1%      63.4%

Operating Income..........................................        158.4      125.7   26.0%        720.6      644.0    11.9%
       Operating Income Margin............................         10.2%       9.0%                11.4%      11.1%

Interest expense, net.....................................          3.2        5.3                 13.9       27.1
                                                               --------   --------             --------   --------
Earnings before Income Taxes, Minority Interest
   and Discontinued Operations.............................       155.2      120.4   28.9%        706.7      616.9    14.6%

Provision for income taxes (A)............................         85.1       46.9                291.3      232.6
Minority interest, net of tax.............................         (3.5)      (2.2)                (9.3)      (8.9)
                                                               --------   --------             --------   --------
Net Earnings from Continuing Operations...................         66.6       71.3   (6.6)%       406.1      375.4     8.2%

Discontinued operations, net of tax (B)..................             -       (0.2)                   -      (33.3)
                                                               --------   --------             --------   --------
Net Earnings..............................................     $   66.6   $   71.1   (6.3)%    $  406.1   $  342.1    18.7%
                                                               ========   ========             ========   ========

Basic net earnings per common share:
   Net earnings from continuing operations................     $    .30   $    .31   (4.5)%    $   1.80   $   1.65     9.5%
   Discontinued operations, net of tax....................            -       (.00)                   -       (.15)
                                                               --------   --------             --------   --------
   Net earnings...........................................     $    .30   $    .31   (4.2)%    $   1.80   $   1.50    20.2%
                                                               ========   ========             ========   ========

Diluted net earnings per common share:
   Net earnings from continuing operations................     $    .30   $    .31   (3.6)%    $   1.78   $   1.62     9.6%
   Discontinued operations, net of tax....................            -       (.00)                   -       (.14)
                                                               --------   --------             --------   --------
   Net earnings...........................................     $    .30   $    .31   (3.3)%    $   1.78   $   1.48    20.2%
                                                               ========   ========             ========   ========

Weighted average common shares outstanding:
   Basic..................................................        223.1      227.9                225.3      228.2
   Diluted................................................        225.3      232.2                228.6      231.6


                         THE ESTEE LAUDER COMPANIES INC.
                         SUMMARY OF CONSOLIDATED RESULTS
                      (In millions, except per share data)


(A) The Company plans to repatriate approximately $690 million of foreign earnings in fiscal year 2006, which includes $500 million of extraordinary intercompany dividends under the provisions of the American Jobs Creation Act of 2004 (the "AJCA"). This plan resulted in an aggregate tax charge of approximately $35 million in the Company's fiscal year ended June 30, 2005, which includes an incremental tax charge of $27.5 million, equal to $.12 per diluted common share. The repatriated funds will be reinvested in the United States under a domestic reinvestment plan in accordance with the provisions of the AJCA. This earnings release includes some non-GAAP financial measures relating to this charge. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for net earnings before and after the special charge. The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business. Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods. There were no events or transactions in fiscal 2004 for which the Company believes such a presentation would be relevant. While the Company considers the non-GAAP measures useful in analyzing our results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.




                                                                Three Months Ended                 Year Ended
                                                                   June 30, 2005                  June 30, 2005
                                                              -----------------------        -----------------------
                                                                          Diluted Net                    Diluted Net
                                                               Income    Earnings Per         Income    Earnings Per
                                                              (Expense)  Common Share        (Expense)  Common Share
                                                              ---------  ------------        ---------  ------------
                                                                                   (Unaudited)

Net Earnings before special tax charge....................      $ 94.1      $  .42             $433.6       $1.90

Special tax charge........................................       (27.5)       (.12)             (27.5)       (.12)
                                                                ------      ------             ------      ------

Net Earnings..............................................      $ 66.6      $  .30             $406.1       $1.78
                                                                ======      ======             ======      ======


(B) In February 2004, the Company sold the assets and operations of its reporting unit that sold jane brand products. Based on an assessment of the tangible and intangible assets of this business, the Company determined that the carrying amount of these assets as then reflected on the Company's consolidated balance sheets exceeded their estimated fair value. Accordingly, the Company recorded an after-tax charge to discontinued operations of $33.3 million for the fiscal year ended June 30, 2004. The charge represented the impairment of goodwill in the amount of $26.4 million, the reduction in value of other tangible assets of $2.1 million, net of tax, and the operating loss of $4.8 million, net of tax, for the fiscal year ended June 30, 2004. Included in that operating loss were additional costs associated with the sale and discontinuation of the business.


                         THE ESTEE LAUDER COMPANIES INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited; In millions)

                                                                                            June 30          June 30
                                                                                              2005             2004
                                                                                              ----             ----
                                     ASSETS
Current Assets
Cash and cash equivalents...............................................................    $  553.3         $  611.6
Accounts receivable, net................................................................       776.6            664.9
Inventory and promotional merchandise, net..............................................       768.3            653.5
Prepaid expenses and other current assets...............................................       204.4            269.2
                                                                                            --------         --------
     Total Current Assets...............................................................     2,302.6          2,199.2
                                                                                            --------         --------

Property, Plant and Equipment, net......................................................       694.2            647.0
Other Assets............................................................................       889.0            861.9
                                                                                            --------         --------
     Total Assets.......................................................................    $3,885.8         $3,708.1
                                                                                            ========         ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt.........................................................................    $  263.6         $   73.8
Accounts payable........................................................................       249.4            267.3
Other current liabilities...............................................................       984.7            980.9
                                                                                            --------         --------
     Total Current Liabilities..........................................................     1,497.7          1,322.0
                                                                                            --------         --------

Noncurrent Liabilities
Long-term debt..........................................................................       451.1            461.5
Other noncurrent liabilities and minority interest......................................       244.2            191.1
Total Stockholders' Equity..............................................................     1,692.8          1,733.5
                                                                                            --------         --------
     Total Liabilities and Stockholders' Equity.........................................    $3,885.8         $3,708.1
                                                                                            ========         ========



                             SELECTED CASH FLOW DATA
                            (Unaudited; In millions)
                                                                                                     Year Ended
                                                                                                       June 30
                                                                                                 -------------------
                                                                                                  2005         2004
                                                                                                  ----         ----
Cash Flows from Operating Activities
   Net earnings.........................................................................         $406.1       $342.1
   Depreciation and amortization........................................................          196.7        191.7
   Deferred income taxes................................................................          104.9         18.3
   Discontinued operations..............................................................            -           33.3
   Other items..........................................................................           19.2         23.2
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................         (106.6)       (18.4)
       Increase in inventory and promotional merchandise, net...........................         (105.1)       (45.7)
       Increase (decrease) in accounts payable and other accrued liabilities............          (50.6)       122.6
       Other operating assets and liabilities, net......................................           14.6          8.3
                                                                                                 ------       ------
         Net cash flows provided by operating activities................................         $479.2       $675.4
                                                                                                 ======       ======

   Capital expenditures.................................................................          229.6        212.1
   Repayments and redemptions of long-term debt.........................................            2.5        293.7
   Payments to acquire treasury stock...................................................          438.6        115.9
   Dividends paid.......................................................................           90.1         68.5

                                      ###